CHANGE IN ACCOUNTANTS

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

We audited the financial statements of Exotics.com, Inc. for the year ended December 31, 2000 and 1999. We have reviewed the Company's comments concerning the decision to change to a different firm for preparation of the financial statements and pro formas concerning its merger with Exotics.com, Inc. (Delaware). We agree with the statements made by the Company.



/s/ Andersen, Andersen & Strong, L.L.C.
Andersen, Andersen & Strong, L.L.C.
Salt Lake City, Utah
August 6, 2001